Exhibit 16.2

February 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Fluid Media Networks , Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated February 20, 2007 (copy attached). We agree with the statements made in the sixth through tenth paragraphs in response to that item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ STONEFIELD JOSEPHSON, INC.

Certified Public Accountants
Los Angeles, California